SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 8, 2006

SIGA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-23047	13-3864870
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

420 Lexington Avenue, Suite 408 New York, New York (Address of principal executive offices)	10170 (Zip code)

Registrant’s telephone number, including area code: (212) 672-9100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Agreement and Plan of Merger

On June 8, 2006, SIGA Technologies, Inc., a Delaware corporation (“SIGA”), its wholly owned subsidiary, SIGA Acquisition Corp., a Delaware corporation (“SAC”), and PharmAthene, Inc., a Delaware corporation (“PharmAthene”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which PharmAthene and SIGA have agreed to combine their businesses through a merger of PharmAthene and SAC (the “Merger”). PharmAthene will survive the Merger as a wholly-owned subsidiary of SIGA.

Subject to the terms and conditions of the Merger Agreement, stockholders of PharmAthene will receive an aggregate of approximately 68% of capital stock of SIGA (approximately a 2.1 for 1 conversion ratio) on a fully diluted basis (the “Exchange Ratio”). For purposes of calculating the Exchange Ratio, the number of shares of SIGA to be deemed to be outstanding, on a fully diluted basis, will include all derivative securities of SIGA other than one half of those options and warrants having an exercise or conversion price greater than $2.00 per share. In addition, securityholders of PharmAthene will also receive warrants to purchase that number of shares of SIGA common stock equal to 2.1 times that number of additional shares of SIGA common stock that would be issuable to certain holders of warrants to purchase SIGA common stock as a result of the effect of anti-dilution provisions in their warrants triggered by the transaction. All warrants to purchase common stock or preferred stock of PharmAthene will be exercised or terminated prior to the consummation of the Merger. All options to acquire common stock of PharmAthene under PharmAthene’s existing stock option plan will convert into options to acquire shares of common stock of SIGA based on the Exchange Ratio. The transaction is intended to be treated as a tax-free reorganization under applicable United States tax law.

The Merger Agreement contains representations, warranties, and covenants of PharmAthene and SIGA, including, among others, covenants (i) to conduct their business in the usual and ordinary course between the signing of and closing under the Merger Agreement, subject to usual and customary restrictions, and (ii) not to engage in certain kinds of transactions during such period.

In addition, SIGA must seek the approval of its stockholders for the transactions contemplated by the Merger Agreement, and any and all other necessary approvals, consents and waivers must be obtained. The Merger Agreement also provides that SIGA shall, prior to the consummation of the Merger, enter into one or more agreements related to the sale, immediately following the Merger, of at least $25 million worth of SIGA equity securities to investors, including the conversion by PharmAthene investors of not more than $12.4 million of bridge loans.

Consummation of the Merger is subject to various conditions, including, among others, conditions relating to (i) requisite approvals of the PharmAthene and SIGA stockholders, (ii) receipt of all necessary third party consents; (iii) the absence of any law or order prohibiting the closing; (iv) the accuracy of the representations and warranties of the other party, (v) compliance of the other party with its covenants in all material respects, (vi) the increase in the number of authorized shares of SIGA common stock to 300,000,000, (vii) certain stockholders of both SIGA and PharmAthene entering into “lock-up” agreements with respect to the shares of SIGA common stock held or to be held by such stockholders, and (viii) certain stockholders of both SIGA and PharmAthene entering into a stockholders agreement with respect to the shares of SIGA common stock held or to be held by such stockholders.

Under the Merger Agreement, it is additionally contemplated that SIGA’s board of directors will be reconstituted immediately following the consummation of the Merger to be comprised of the following persons: James H. Cavanaugh, Elizabeth Czerepak, Joel McCleary, Steven St. Peter, David P. Wright,

Matthew Drapkin and Paul Savas, with Joel McCleary serving as chairman. David P. Wright will serve as Chief Executive Officer of the combined company.

The Merger Agreement is subject to termination by either PharmAthene or SIGA for various reasons, including but not limited to, (i) the other party’s material breach of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach has resulted or is reasonably likely to result in any of the non-breaching party’s closing conditions not being satisfied and which breach is not cured within ten days after written notice from the non-breaching party, (ii) a permanent injunction being entered, enforced or deemed applicable to the Merger Agreement, which prohibits the consummation of the transactions contemplated thereby, and all appeals of such injunction shall have been taken and shall have been unsuccessful, or (iii) the failure of the Merger to be consummated by September 30, 2006, provided that the right to terminate following such date shall not be available to a party whose action or failure was the principal reason why the transaction did not close by such date. The Merger Agreement may also be terminated by SIGA upon the execution of a superior agreement, in which case SIGA shall be required to pay to PharmAthene a termination fee equal to 3% of the value of SIGA, determined in accordance with the Merger Agreement.

A copy of the Merger Agreement is attached hereto as Exhibit 10.1, which is incorporated into this Item 1.01 by reference.

Voting Agreement

In connection with the execution of the Merger Agreement, each of TransTech Pharma, Inc., MacAndrews & Forbes Inc., Howard Gittis, Donald G. Drapkin, James J. Antal, Thomas E. Constance, Mehmet C. Oz, Eric A. Rose and Paul G. Savas (collectively, the "SIGA Stockholders"), as well as SIGA and PharmAthene have entered into a Voting Agreement, dated June 8, 2006 (the "Voting Agreement"). Collectively, the SIGA Stockholders own 8,029,364 shares of SIGA capital stock which is approximately 29% percent of the issued and outstanding shares of SIGA capital stock.

Pursuant to the Voting Agreement, each of the parties thereto have agreed, solely in their capacities as SIGA stockholders, to vote (or cause to be voted) all shares of capital stock over which they have voting power in such a manner as to lead to the successful consummation of the Merger, including as follows:

•  in favor of the Merger Agreement and the transactions contemplated thereby;

•  against any action that could reasonably be expected to impede, interfere with, delay, frustrate, prevent, prohibit or discourage the consummation of the transactions contemplated by the Merger Agreement; and

•  in favor of adoption of any proposal or action that is reasonably determined by SIGA to be necessary or appropriate to submit to its stockholders for approval in order to facilitate the consummation of the transactions contemplated by the Merger Agreement.

In addition, the parties to the Voting Agreement have agreed, solely in their capacity as stockholders, not to in any way facilitate any proposal from a third party which would reasonably be expected to impede, interfere with, delay, frustrate, prevent, prohibit or discourage the transactions contemplated by the Merger Agreement.

A copy of the Voting Agreement is attached hereto as Exhibit 10.2, which is incorporated into this Item 1.01 by reference.

Disclaimers

The Merger Agreement and the Voting Agreement provide investors with information regarding their terms. They are not intended to provide any other factual information about the SIGA, SAC or PharmAthene. In addition, the Merger Agreement contains representations and warranties of each of the parties to the Merger Agreement and the assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties delivered in connection with the execution of the Merger Agreement. The parties reserve the right to, but are not obligated to, amend or revise the Merger Agreement or the disclosure schedules. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality different from those generally applicable to stockholders or were used for the purpose of allocating risk between the parties rather than establishing matters as facts. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts, or for any other purposes, at the time they were made or otherwise.

Additional Information Regarding the Merger and Safe Harbor

This communication is being made in respect of the proposed merger transaction involving SIGA and PharmAthene. SIGA will file a proxy statement with the SEC in connection with the transaction and mail the final proxy statement to SIGA shareholders of record at the record date for the special meeting of the shareholders to be held to provide approvals relating to the proposed transaction. The proxy statement that SIGA plans to file with the SEC and mail to its shareholders will contain information about SIGA, PharmAthene, the proposed merger, and related matters. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION THAT SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER. In addition to receiving the proxy statement and proxy card by mail, shareholders will also be able to obtain the proxy statement, as well as other filings containing information about SIGA, without charge, from the SEC’s website (http://www.sec.gov) or, without charge, by contacting Thomas Konatich at SIGA at (212) 672-9100. This announcement is neither a solicitation of proxy, an offer to purchase, nor a solicitation of an offer to sell shares of SIGA.

SIGA and its executive officers and directors may be deemed to be participants in the solicitation of proxies from SIGA’s shareholders with respect to the matters relating to the proposed merger. PharmAthene may also be deemed a participant in such solicitation. Information regarding SIGA’s executive officers and directors is available in SIGA’s Annual Report on Form 10-K, for the year ended December 31, 2005. Information regarding any interest that PharmAthene or any of the executive officers or directors of PharmAthene may have in the transaction with SIGA will be set forth in the proxy statement that SIGA intends to file with the SEC in connection with the matters to be approved in connection with the proposed merger. Shareholders of SIGA can obtain this information by reading the proxy statement when it becomes available.

Item 9.01. Financial Statements and Exhibits.

(c)    Exhibits

Exhibit No.	Description
10.1	Agreement and Plan of Merger, dated June 8, 2006, among SIGA Technologies, Inc., SIGA Acquisition Corp. and PharmAthene, Inc.
10.2
Voting Agreement, dated June 8, 2006, by and among SIGA Technologies, Inc., TransTech Pharma, Inc., MacAndrews & Forbes Inc., Howard Gittis, Donald G. Drapkin, James J. Antal, Thomas E. Constance, Mehmet C. Oz, Eric A. Rose, Paul G. Savas and PharmAthene, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                SIGA TECHNOLOGIES, INC.

                By: /s/ Thomas N. Konatich
            Name: Thomas N. Konatich
                Title:   Acting Chief Executive Officer & Chief Financial Officer

Date: June 13, 2006